Exhibit 99.1

Kaiser Aluminum Corporation Reports

Third Quarter and First Nine Months 2020 Financial Results

Third Quarter 2020:

•	Net Sales $256 Million; Value Added Revenue $154 Million, Down 28% Year-over-Year
•	Net Income $0.4 Million; Net income per Diluted Share $0.02
•	Adjusted Net Income $5 Million; Adjusted Earnings per Diluted Share $0.33
•	Adjusted EBITDA $30 Million; Adjusted EBITDA Margin 19.6%
•	Total Liquidity $1 Billion

First Nine Months 2020:

•	Net Sales $901 Million; Value Added Revenue $546 Million, Down 15% Year-over-Year
•	Net Income $23 Million; Net Income per Diluted Share $1.44
•	Adjusted Net Income $41 Million; Adjusted Earnings per Diluted Share $2.60
•	Adjusted EBITDA $124 Million; Adjusted EBITDA Margin 22.7%

FOOTHILL RANCH, Calif., October 21, 2020 - Kaiser Aluminum Corporation (NASDAQ:KALU), a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications, today announced third quarter and first nine months 2020 results.

Third Quarter 2020 Highlights

“Solid third quarter results were driven by a rebound in automotive demand and continued strength in demand for our defense and general engineering applications,” said Keith A. Harvey, President and Chief Executive Officer. “Strong execution by our employees enabled us to deliver these results in very challenging conditions as we continued to adjust to varying market dynamics influenced by the ongoing pandemic. We have continued to flex costs and operating levels to align with changes in market conditions. Demand for our commercial aerospace applications in the third quarter declined sharply from the strong first half 2020 due to weaker market conditions.”

Outlook

“Looking to the balance of the year, we reiterate our outlook for the second half of 2020 that we communicated on our second quarter earnings call. We continue to anticipate total value added revenue to be down 10%-15% compared to the second quarter pace driven by lower commercial aerospace and business jet sales, offset by continued strength in demand for our defense, automotive and general engineering applications with EBITDA margin in the mid-teens,” said Mr. Harvey.

The Company continues to anticipate a slow recovery for large commercial aerospace applications driven by longer than expected recertification of the 737 MAX, slower recovery in domestic and international air travel and destocking in the supply chain. As a result, the Company expects its value added revenue for commercial aerospace applications to be down approximately 30%-35% from its record 2019 results. This compares to the previously anticipated decline of approximately 20%-25% year-over-year. Longer term, consistent with the outlook published by Boeing and Airbus, the Company anticipates that it could be two to four years before large commercial aerospace demand returns to levels similar to 2019.

Demand for the Company’s defense applications remains strong and is expected to continue in 2021, driven by continued growth in the F-35 joint strike fighter and other legacy and rotary military aircraft programs.

Strong demand for automotive extrusions is expected to continue to be driven by growth in aluminum content and North American vehicle build rates, currently projected to increase from 12.9 million vehicles in 2020 to over 15.2 million vehicles in 2021.

“Overall, we are well positioned to continue to navigate challenging market conditions and capitalize on opportunities to further strengthen our prospects for long-term profitable growth. Total liquidity remains strong at $1 billion and our disciplined capital allocation priorities and our financial guidelines remain unchanged. Although there remains uncertainty as we look forward, at this time we believe that overall 2020 will be the trough, and as business conditions improve, we expect to emerge from the current environment stronger and better positioned to compete over the longer-term,” concluded Mr. Harvey.

Third Quarter and First Nine Months 2020 Consolidated Results

(Unaudited)*

(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			September 30,
	3Q20	3Q19	2Q20	2020	2019
Shipments (millions of lbs.)	109	154	119	383	473

Net sales	$256	$375	$276	$901	$1,145
Less hedged cost of alloyed metal[1]	(101)	(160)	(101)	(355)	(503)
Value added revenue	$154	$215	$175	$546	$642

Realized price per pound ($/lb.)
Net sales	$2.35	$2.43	$2.32	$2.35	$2.42
Less hedged cost of alloyed metal	(0.93)	(1.04)	(0.85)	(0.93)	(1.06)
Value added revenue	$1.42	$1.39	$1.47	$1.42	$1.36

As reported
Operating income	$12	$41	$5	$63	$116
Net income	$0.4	$25	$(7)	$23	$73
Net income per share, diluted[2]	$0.02	$1.57	$(0.41)	$1.44	$4.47

Adjusted[3]
Operating income	$17	$44	$21	$85	$124
EBITDA[4]	$30	$57	$34	$124	$160
EBITDA margin[5]	19.6%	26.4%	19.7%	22.7%	25.0%
Net income	$5	$29	$6	$41	$82
EPS, diluted[2]	$0.33	$1.82	$0.36	$2.60	$5.06

[1]

Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2]	Diluted shares for EPS are calculated using the treasury stock method.
[3]	Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[4]	Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization.
[5]	Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*	Please refer to GAAP financial statements.

Totals may not sum due to rounding.

Third Quarter 2020

Net sales for the third quarter 2020 were $256 million compared to $375 million in the prior year period, reflecting a 29% decrease in shipments and a 3% decrease in average selling price. The decrease in average selling price reflected an approximately 2% increase in value added revenue per pound and an 11% decrease in underlying contained metal costs.

Value added revenue for the third quarter 2020 decreased to $154 million from $215 million in the prior year period, reflecting a 29% decrease in shipments primarily driven by the decline in commercial aerospace demand. Value added revenue for the Company’s aerospace/high strength applications decreased 43% to $73 million and shipments decreased 59% reflecting the impact of the Coronavirus Disease (“COVID-19”) pandemic on commercial aerospace demand, while demand for defense applications remained strong. Value added revenue also reflected the impact of favorable mix and approximately $15 million related to modifications to 2020 customer declarations under multi-year contracts. Value added revenue for automotive extrusions increased 2% to $24 million, reflecting a 5% increase in shipments, as new program launches resumed as North American automotive manufacturers returned to full production following the second quarter shutdown in response to the COVID-19 pandemic. Value added revenue for general engineering applications decreased approximately 4% to $55 million on a 5% decrease in shipments reflecting normal seasonal demand weakness while pricing remained solid.

Adjusted EBITDA of $30 million in the third quarter 2020 decreased $27 million compared to the prior year period reflecting the total sales impact inclusive of the $15 million as previously noted, and other costs flexed with lower demand. Adjusted EBITDA as a percentage of value added revenue was a 19.6% in the third quarter 2020 as compared to 26.4% in the prior year period.

Reported operating income for the third quarter 2020 was approximately $12 million. Adjusting for approximately $5 million of non-run-rate charges, operating income for the third quarter 2020 was approximately $17 million, compared to $44 million in the prior year quarter reflecting the items previously mentioned and an approximate $1 million year-over-year increase in depreciation expense. The $5 million of non-run-rate charges in the third quarter 2020 was comprised primarily of an approximately $4 million reserve increase for environmental issues associated with ongoing historical PCB cleanup.

Reported net income for the third quarter 2020 was $0.4 million, or $0.02 per diluted share, compared to net income and diluted earnings per share of $25 million and $1.57, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $5 million or $0.33 per diluted share for the third quarter 2020, compared to adjusted net income of $29 million or $1.82 per diluted share for the third quarter 2019, reflecting the impact of the lower operating income and $6 million of additional pre-tax interest expense.

First Nine Months 2020

Net sales for the first nine months 2020 were $901 million compared to $1.1 billion in the prior year period, reflecting a 19% decrease in shipments and a 3% decrease in average selling price. The decrease in average selling price reflected an approximately 4% increase in value added revenue per pound and a 12% decrease in underlying contained metal costs.

Value added revenue for the first nine months 2020 decreased to $546 million from $642 million in the prior year period, reflecting a 19% decrease in shipments. Following a record 2019 and first quarter 2020, the impact of the

COVID-19 pandemic on aerospace/high strength applications drove the majority of the decline. In addition, the second quarter impact on automotive applications and the planned exit of other non-strategic applications further impacted valued added revenue and shipments year-over-year.

Adjusted EBITDA of $124 million in the first nine months 2020 decreased $36 million compared to the prior year period reflecting the reduction in third quarter adjusted EBITDA due to the items previously noted. Adjusted EBITDA as a percentage of value added revenue was 22.7% in the first nine months 2020, compared to 25.0% in the prior year period.

Reported operating income for the first nine months 2020 was $63 million. Adjusting for approximately $22 million of non-run-rate charges, operating income for the first nine months 2020 was $85 million, compared to $124 million in the prior year period due to the items previously mentioned and an increase of approximately $3 million of depreciation expense.

Reported net income for the first nine months 2020 was $23 million, or $1.44 per diluted share, compared to net income and diluted earnings per share of $73 million and $4.47, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $41 million or $2.60 per diluted share for the first nine months 2020, compared to adjusted net income of $82 million or $5.06 per diluted share for the first nine months 2019, reflecting the impact of lower operating income and $11 million of additional pre-tax interest expense.

Cash Flow and Balance Sheet

In the first nine months 2020, adjusted EBITDA of $124 million funded approximately $37 million of capital investments, $18 million of interest payments and $45 million of cash returned to shareholders through dividends and share repurchases. The Company anticipates total capital spending for the full year 2020 to be approximately $50 million to $60 million. As of September 30, 2020, the Company had cash and cash equivalents of approximately $750 million, and borrowing availability under the Company's revolving credit facility of approximately $253 million providing total liquidity of $1 billion. There were no borrowings under the revolving credit facility during the quarter and the facility remains undrawn.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, October 22, 2020, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss third quarter 2020 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (800) 697-5978, and accessed internationally at (630) 691-2750. A link to the simultaneous webcast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management's strategies and decisions, including capital spending strategies and decisions; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality and other conditions in the aerospace, defense, automotive, general engineering and other end markets the Company serves; (c) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing and the Company’s ability to effectively flex costs in response to changing economic conditions; (f) developments in technology; (g) new or modified statutory or regulatory requirements; (h) changing prices and market conditions; (i) the completion of the review of the financial statements as of and for the quarter and nine-month period ended September 30, 2020; and (j) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2019 and Form 10-Qs for quarters ended March 31, 2020, June 30, 2020, and September 30, 2020. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)(1)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(In millions of dollars, except share and per share amounts)
Net sales	$255.7	$374.9	$900.7	$1,145.4
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	208.4	298.6	719.5	917.2
Depreciation and amortization	12.9	12.3	39.1	36.3
Selling, general, administrative, research and development	21.3	23.3	67.9	75.7
Restructuring costs	0.5	—	12.4	—
Other operating charges (income), net	0.3	—	(0.8)	0.1
Total costs and expenses	243.4	334.2	838.1	1,029.3
Operating income	12.3	40.7	62.6	116.1
Other expense:
Interest expense	(12.1)	(5.8)	(28.7)	(17.3)
Other expense, net	(0.5)	(0.8)	(0.8)	(0.4)
(Loss) income before income taxes	(0.3)	34.1	33.1	98.4
Income tax benefit (provision)	0.7	(8.7)	(10.2)	(25.8)
Net income	$0.4	$25.4	$22.9	$72.6

Net income per common share:
Basic	$0.02	$1.59	$1.45	$4.52
Diluted[2]	$0.02	$1.57	$1.44	$4.47
Weighted-average number of common shares outstanding (in thousands):
Basic	15,794	15,956	15,804	16,042
Diluted[2]	15,865	16,125	15,904	16,235

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2020 for detail regarding the items in the table.
[2]	Diluted shares for EPS are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	September 30, 2020	December 31, 2019
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$750.1	$264.3
Short-term investments	—	78.7
Receivables:
Trade receivables, net	119.0	167.1
Other	22.8	18.1
Contract assets	34.8	54.6
Inventories	157.5	177.6
Prepaid expenses and other current assets	25.4	19.4
Total current assets	1,109.6	779.8
Property, plant and equipment, net	622.9	622.0
Operating lease assets	27.2	25.8
Deferred tax assets, net	—	11.8
Intangible assets, net	27.4	29.6
Goodwill	18.8	18.8
Other assets	41.1	38.4
Total	$1,847.0	$1,526.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63.4	$92.0
Accrued salaries, wages and related expenses	33.5	34.4
Other accrued liabilities	45.3	44.0
Total current liabilities	142.2	170.4
Long-term portion of operating lease liabilities	26.3	25.2
Net liabilities of Salaried VEBA	32.4	32.6
Deferred tax liabilities	8.9	4.5
Long-term liabilities	80.3	67.0
Long-term debt	837.6	492.6
Total liabilities	1,127.7	792.3
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both September 30, 2020 and December 31, 2019; no shares were issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both September 30, 2020 and at December 31, 2019; 22,647,455 shares issued and 15,812,169 shares outstanding at September 30, 2020; 22,550,827 shares issued and 15,868,304 shares outstanding at December 31, 2019	0.2	0.2
Additional paid in capital	1,066.0	1,062.9
Retained earnings	163.0	172.8
Treasury stock, at cost, 6,835,286 shares at September 30, 2020 and 6,682,523 shares at December 31, 2019, respectively	(475.9)	(463.4)
Accumulated other comprehensive loss	(34.0)	(38.6)
Total stockholders' equity	719.3	733.9
Total	$1,847.0	$1,526.2

[1]	Please refer to the Company's Form 10-Q for the quarter ended September 30, 2020 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except share and per share amounts)

	Quarterly
	3Q20	2Q20	1Q20	3Q19	2Q19	1Q19
GAAP net income (loss)	$0.4	$(6.6)	$29.1	$25.4	$19.2	$28.0
Interest expense	12.1	10.5	6.1	5.8	5.8	5.7
Other expense (income), net	0.5	(0.5)	0.8	0.8	0.1	(0.5)
Income tax (benefit) provision	(0.7)	1.3	9.6	8.7	7.3	9.8
GAAP operating income	12.3	4.7	45.6	40.7	32.4	43.0
Mark-to-market (income) loss [1]	(1.7)	0.5	0.1	1.1	1.5	2.4
Restructuring charges	0.5	11.9	—	—	—	—
Other operating NRR loss (income) [2,3]	6.2	4.3	0.5	2.6	1.5	(1.1)
Operating income, excluding operating NRR items	17.3	21.4	46.2	44.4	35.4	44.3
Depreciation and amortization	12.9	13.0	13.2	12.3	12.1	11.9
Adjusted EBITDA [4]	$30.2	$34.4	$59.4	$56.7	$47.5	$56.2

GAAP net income (loss)	$0.4	$(6.6)	$29.1	$25.4	$19.2	$28.0
Operating NRR Items	5.0	16.7	0.6	3.7	3.0	1.3
Non-operating NRR Items [5]	1.1	1.2	1.2	1.6	1.6	1.7
Tax impact of above NRR Items	(1.3)	(5.6)	(0.5)	(1.5)	(1.1)	(0.7)
Adjusted net income	$5.2	$5.7	$30.4	$29.2	$22.7	$30.3

Net income (loss) per share, diluted [6]	$0.02	$(0.41)	$1.81	$1.57	$1.18	$1.71
Adjusted earnings per diluted share [6]	$0.33	$0.36	$1.90	$1.82	$1.40	$1.85

[1]

Mark-to market (income) loss on derivative instruments represents the reversal of mark-to-market gain on hedges entered into prior to the adoption of ASU 2017-12 and settled in 2020 and 2019. Operating income excluding non-run-rate items reflect the realized loss of such settlements.

[2]	NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3]

Other operating NRR items primarily represent the impact of non-cash service cost related to the Salaried VEBA, adjustments to plant-level LIFO, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4]	Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization.
[5]	Non-operating NRR items represents the impact of non-cash net periodic benefit cost related to the Salaried VEBA excluding service cost.
[6]	Diluted shares for EPS are calculated using the treasury stock method.